UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2025

Andalusian Credit Company, LLC

(Exact name of registrant as specified in its charter)

Delaware	814-01670	92-2145091
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 West 57th Street Suite 1700

New York, New York 10019

(Address of principal executive office and zip code)

Registrant’s telephone number, including area code: (973) 314-3045

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 12, 2025 (the “Effective Date”), ACC Financing SPV II, LLC, a Delaware limited liability company (the “Company”) and a wholly-owned subsidiary of Andalusian Credit Company, LLC (the “Guarantor”), entered into a revolving credit facility, by and among the Company, as borrower, CIBC Bank USA, as administrative agent for the Secured Parties (in such capacity, the “Administrative Agent”) and the financial institutions that are or may from time to time become parties thereto as lenders (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

The Credit Agreement provides for Loans in U.S. dollars in an initial aggregate amount of up to $50,000,000 with an option for the Company to request, at one or more times, that existing and/or new lenders, at their election, provide up to $150,000,000.

Availability under the Credit Agreement will terminate on the earlier of December 12, 2026 (the “Stated Maturity Date”), which may be extended for an additional period of up to one year subject to the consent of the Administrative Agent and extending lenders, and the date of termination of the Revolving Commitments thereunder.

Loans under the Credit Agreement are subject to compliance with a Borrowing Base test. Amounts drawn under the Credit Agreement in U.S. dollars will bear interest at (i) if Revolving Outstandings equal or exceed 50% of the Revolving Commitments, either term 1 Month SOFR plus 1.90%, or the Base Rate plus 0.90% and (ii) if Revolving Outstandings are less than 50% of the Revolving Commitments, either term 1 Month SOFR plus 2.00%, or the Base Rate plus 1.00%.

During the period commencing on the Effective Date and ending on the earlier of the Stated Maturity Date and the date of termination of the Revolving Commitments under the Credit Agreement, the Company will pay a Non-Use Fee of 0.35% per annum, payable on the fifth business day of each calendar month in arrears based on the average daily unused amount of the Revolving Commitments then available thereunder.

In connection with the Credit Agreement, the Company has made certain representations and warranties and must comply with various covenants and reporting requirements customary for facilities of this type. The Credit Agreement contains events of default customary for facilities of this type. Upon the occurrence of an event of default, the Administrative Agent, at the request of the required lenders, may terminate the Revolving Commitments and declare the Loans and all other Obligations under the Credit Agreement immediately due and payable.

The Company’s obligations under the Credit Agreement are secured by the Company’s personal property, including its Collateral Account and a collateral assignment of the Guarantor’s ability to call capital from its investors, the capital commitments and capital contributions of such investors.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement attached hereto as Exhibit 10.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Credit Agreement, dated as of December 12, 2025, by and among ACC Financing SPV II, LLC, as borrower, CIBC Bank USA, as administrative agent, and the lenders party thereto*

104	Cover page interactive data file (formatted as Inline XBRL)

* Certain exhibits and/or schedules have been omitted in accordance with Item 601 of Regulation S-K. The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 18, 2025	Andalusian Credit Company, LLC

	By:	/s/ Moses Awe
	Name:	Moses Awe
	Title:	Chief Financial Officer